                                                                       Exhibit B
                                                                       ---------

                             Management Agreement


                                    between


                     Fountainhead Development Corp., Inc.,
                                   as Owner,

                                      and


                            Ridgewood Hotels, Inc.,
                                  as Manager



                         dated as of January 10, 2000.

                             MANAGEMENT AGREEMENT
                             --------------------

          This Management Agreement (the "Agreement"), dated as of January 10, 2000, by and between Fountainhead Development Corp., Inc., a Georgia corporation with an address at 1375 Broadway Avenue, Braselton, Georgia 30517 (the "Owner") and Ridgewood Hotels, Inc., a Delaware corporation with an address 2859 Paces Ferry Road, Suite 700, Atlanta, Georgia 30339 (the "Manager").


                                   Recitals:

          A. The Owner is the owner of the Conference Center Facilities (as defined in Section 1.01 below) located at Chateau Elan, Braselton, Georgia.

          B. The Owner desires to have the Manager manage, operate and assist in the marketing of the Conference Center, as an independent contractor, and the Manager is willing to perform such services for the account of the Owner, subject to the terms and conditions set forth herein.

                                  Agreement:

     The parties agree as follows:


Article I - Definition of Terms
-------------------------------

     1.01  Definition of Terms.  (a)  The following terms when used in the
           -------------------
Agreement shall have the meanings indicated:

     "Accounting Period" shall mean the Manager's monthly accounting period
      -----------------
beginning on the first day of each month and ending on the last day of each month.

     "Affiliate" shall mean, as to any Person, any other Person that, directly
      ---------
or indirectly, controls, is controlled by or is under common control with such first Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, of the power to vote 15% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

     "Appurtenance" shall mean and include all installations necessary or
      ------------
appropriate for the operation of the Properties (including without limitation, lighting and electrical, plumbing, heating and air conditioning fixtures and elevators).

     "Available Cash Flow" shall mean an amount, with respect to each Fiscal
      -------------------
Year or portion thereof during the Term, equal to the excess, if any, of the Operating Profit over the Owner's

Priority for such Fiscal Year or portion thereof.

     "Base Management Fee" shall mean an amount, with respect to each Fiscal
      -------------------
Year or portion thereof during the Term, equal to 2% of Gross Revenues for each Fiscal Year or portion thereof.

     "Charge" shall mean a fee established by the Manager for goods or services
      ------
provided by the Manager, which fee shall be consistent with fees then being charged by non-affiliated Persons for similar goods and services being furnished in Atlanta, Georgia or comparable geographic areas to the Properties.

     "Chateau Elan" facilities shall mean the golf course facilities, golf club
      ------------
pro shop, equestrian center, winery facilities, retail wine and merchandise shop, and other facilities and services existing from time to time, owned by or in affiliation with the Owner, in or about the Chateau Elan resort complex and not managed by the Manager pursuant to the terms of this Agreement.

     "Conference Center Facilities" shall mean the inn and conference center,
      ----------------------------
lodge, spa, golf villas, the restaurant at the golf course and the retail stores at Chateau Elan, and any relevant ancillary facilities operated in conjunction therewith.

     "Effective Date" shall mean the first day of the Term, which shall be March
      --------------
1, 2000.

     "FF&E" shall mean all of the furniture, furnishings, fixtures and equipment
      ----
located on or used in connection with the Properties, including, without limitation, motor vehicles, all equipment required for the operation of kitchens, dining rooms, bars, laundries, dry cleaning facilities, office equipment (including all audio-visual equipment and all computer and other equipment required for reservation systems and property management systems and all other electronic systems required from time to time) and similar systems based on other technologies that may be developed in the future, and material handling equipment other than Inventories, Fixed Asset Supplies and Appurtenances.

     "Fiscal Year" shall mean the fiscal year (i.e., the 12-month period) that
      -----------
ends at midnight on March 31 in each calendar. A partial Fiscal Year between the end of the last full Fiscal Year and Termination shall, for purposes of the Agreement, constitute a separate Fiscal Year. If a Fiscal Year is hereafter changed, appropriate adjustment to this Agreement's reporting and accounting procedures shall be made; provided, that no such change or adjustment shall alter the term of this Agreement or reduce the distributions of Operating Profit or other payments due to the Owner hereunder.

     "Fixed Asset Supplies"  shall mean supply items included within "Property
      --------------------
and Equipment" under the Uniform System of Accounts, including, without limitation, linen, china,

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glassware, silver, uniforms, and similar items.

     "GAAP" means United States generally accepted accounting principles,
      ----
consistently applied, as in effect from time to time.

     "Governmental Authority" means any government, government agency or
      ----------------------
authority or quasi-governmental or regulatory authority having jurisdiction over the Properties, the Owner or the Manager.

     "Gross Revenues" shall mean all revenues and receipts derived from
      --------------
operating the Properties, including, without limitation, income (from both cash and credit transactions), after deducting commissions and discounts for prompt or cash payments, from rental of rooms, stores, offices, conference, function or sales space of every kind; license, lease and concession fees and rentals (but not including gross receipts of licensees, lessees and concessionaires); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise, service charges, and proceeds, if any, from business interruption or other loss of income insurance (after deducting therefrom necessary expenses in connection with the adjustment or collection thereof); provided, that Gross Revenues shall not include (i) gratuities to employees, (ii) federal, state or municipal excise, sales or use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any goods or services required to be remitted to any Governmental Authorities; (iii) security deposits or other amounts received and retained from tenants or guests; (iv) proceeds from mortgage or other financing or refinancing, proceeds from the sale, exchange, condemnation or other disposition of all or any part of the Properties or any interest therein or the owner or owners thereof, or any other similar items that in accordance with applicable federal income tax regulations are attributable to capital; (v) due bills and script; (vi) revenues from or funds collected on behalf of the Chateau Elan facilities; (vii) interest or other income derived from the investment of surplus funds or reserves; (viii) rebates, discounts or credits of a similar nature; (ix) insurance proceeds from insurance not listed above; (x) proceeds from the sale of FF&E; (xi) any amounts recovered in any litigation against third parties except for amounts awarded to compensate for lost revenues otherwise includable in the Gross Revenues as defined herein and
(xii) any other amounts received from time to time in connection with the Properties other than those included in Gross Revenue as set forth above in this definition.

     "Incentive Management Fee" shall mean an annual amount payable to Manager
      ------------------------
in respect of each Fiscal Year equal to 20% of Available Cash Flow in respect of such Fiscal Year.

     "Independent Public Accountant" shall mean KPMG Peat Marwick or any other
      -----------------------------
nationally-recognized qualified and experienced public accounting firm that has experience in the hospitality industry appointed by the Owner to perform any of the accounting or auditing functions described in this Agreement.

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

     "Inventories" shall mean "Inventories" as defined in the Uniform System of
      -----------
Accounts, and other expensed supplies and similar consumable and expendable items used in the day-to-day operation of the Properties.

     "Operating Expenses" shall mean the operating expenses associated with the
      ------------------
ownership and management of the Properties.

     "Operating Loss" for any applicable period in which Operating Expenses
      --------------
exceed Gross Revenues shall mean the difference between Gross Revenues and Operating Expenses.

     "Operating Profit" for any applicable period shall mean the excess of Gross
      ----------------
Revenues over Operating Expenses for such period.

     "Owner's Priority" shall mean an amount equal to $6.5 million per Fiscal
      ----------------
Year (prorated for any partial Fiscal Year); provided, that after the first Fiscal Year following the commencement of the Term, the Owner's Priority shall be increased for each succeeding Fiscal Year to give effect to any increases in capital, including, without limitation, capital expenditures (in the form of debt or equity) provided by the Owner or its Affiliates or other Persons in the Properties, such that such $6.5 million shall be increased by an amount equal to 15% of the aggregate amount of such incremental capital.

     "Person" means an individual, partnership, corporation, company, limited
      ------
liability company, joint venture, Government Authority, trustee, trust, estate, any unincorporated organization or any other entity.

     "Prime Rate" shall mean the "base rate" of interest announced by Morgan
      ----------
Guaranty Trust Company of New York in New York City from time to time.

     "Properties" shall mean each of the Chateau Elan and the Conference Center
      ----------
Facilities but exclude the golf course, winery, and equestrian center facilities.

     "Termination" shall mean the expiration or earlier cessation or termination
      -----------
of this Agreement.

     "Term Year" or "Term Years" shall mean each 365-day period commencing on
      ---------      ----------
the Effective Date for the duration of the Term (as defined in Section 4.01(a)); it being understood that the Term contains five Term Years.

     "Uniform System of Accounts" shall mean the latest edition (as amended from
      --------------------------
time to time) of the Uniform System of Accounts for Conference Centers, as revised and adopted by the International Association of Conference Centers.

     "Working Capital" shall mean current assets that are reasonably necessary
      ---------------
for the efficient day-to-day operation of the Properties' business, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, operating bank accounts, accounts receivable, payrolls, prepaid expenses and funds required to maintain Inventories, less accounts payable and other current liabilities, all as determined in accordance with GAAP and all as approved by the Owner on an annual basis within 60 days of the commencement of any Fiscal Year.

     (b) The following terms shall have the meanings set forth in the corresponding Sections below:

     Term                             Section
     ----                             -------

     Accounting Period Statement        6.01A
     Annual Operating Projection        6.03
     Events of Default                 13.01A
     Impositions                       10.01A
     Operating Accounts                 6.02A
     Renewal Term                       4.01(a)
     Term                               4.01(a)


                        Article II - Manager Functions
                        ------------------------------

     2.01  Appointment.  The Owner hereby appoints and employs the Manager as
           -----------
an independent contractor with exclusive authority to supervise, direct and control the management and operation of the Properties for the Term. The Manager accepts such appointment and agrees to manage the Properties during the Term in accordance with the terms and conditions of this Agreement.

     2.02  Delegation of Authority.
           -----------------------

     A.    Authority.  The operation of the Properties shall be under the
           ---------
exclusive supervision and control of the Manager who, subject to this Agreement, shall be responsible for the proper and efficient operation of the Properties in the exercise of its reasonable discretion; provided, however, that the Owner may participate in such supervision and control of the Properties at its discretion.

     B.    Management Responsibilities.  The Manager shall perform on an
           ---------------------------
exclusive basis all necessary and appropriate management services in accordance with this Agreement with a view to obtaining the best possible operation of the Properties, including, without limitation, the Conference Center Facilities as first-class conference center facilities in accordance with the standards of other first-class conference center facilities.

     C.    Sales and Marketing.  The Manager, in consultation with the Owner,
           -------------------
shall institute operational sales and marketing activities for the Properties, implementing the Manager's sales and marketing policies and practices, including, without limitation, the establishment of an annual marketing plan and the performance of the appropriate advertising and promotion services for the Properties, including, without limitation, the Conference Center Facilities.

     2.03  Limitations on Authority.
           ------------------------

           (a) The Manager shall not, without prior written approval of the Owner, which approval the Owner may withhold in its sole discretion: (i) acquire any land or interest therein; (ii) acquire any capital asset or interest therein except FF&E and Inventories (to the extent they constitute capital assets) in the ordinary course of business; (iii) sell (other than the dispositions of FF&E and Inventories in the ordinary course of business as expressly provided for in this Agreement, including Section 2.02 above), or otherwise transfer, any part of the Properties; or (iv) in the event of a total or partial condemnation, consent to any award or participate in any condemnation proceeding.

           (b) The Manager shall not conduct in or about the Properties any other activities, except for subsidiary and complementary activities that are normally connected with this type of operation.

     2.04  Covenants, Conditions and Restrictions.  As of the Effective Date,
           --------------------------------------
the Manager hereby consents to all existing covenants, conditions, restrictions, and/or agreements to which the Owner is a party; it being understood that all costs, expenses and charges which are imposed on the Properties under such covenants, conditions, restrictions, and/or agreements shall be paid as Operating Expenses.


                         Article III - The Properties
                         ----------------------------

     3.01  Ownership of the Properties.  The Owner hereby represents that it
           ---------------------------
holds good and marketable fee title to the Properties and other customary liens encumbrances (including financing encumbrances) or charges previously disclosed to the Manager, and that it will keep and maintain such title in the Properties free and clear of any and all liens, encumbrances or other charges, except as follows:

           1.  Liens, encumbrances or charges described above in this Section
3.01;

           2. Easements or other encumbrances (other than those described below) that do not materially adversely affect the operation of the Properties by the Manager;

          3. Reciprocal easements, licenses or rights appurtenant that do not affect the utility of the Properties;

          4. Mortgages, deeds of trust, deeds to secure debt, or similar security instruments; and

          5. Liens for taxes, assessments, levies or other public charges not yet due or that are being contested in good faith.

     3.02 No Interest in Real Estate.  This Agreement shall not be deemed at
          --------------------------
any time to be an interest in real estate or a lien or security interest of any nature against the Properties, including the Conference Center Facilities. Neither party shall cause this Agreement or a memorandum hereof to be recorded; any attempt at such recordation shall constitute a material breach hereunder.


                               Article IV - Term
                               -----------------

     4.01 Term.  (a) The term (the "Term", which term shall include the Renewal
          ----
Terms, if applicable) of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Agreement, shall continue for a period of five Fiscal Years from the Effective Date. Thereafter, such term shall automatically be renewed for successive periods of two additional Fiscal Years (each, a "Renewal Term"), unless the Owner shall have provided at least 30 days' written notice of termination prior to the last day of any Renewal Term. Absent such notice, the next Renewal Term shall commence and be deemed to be part of the Term. The Owner shall have the right to Terminate this Agreement during any Renewal Term on at least 90 days' written notice to the other party; it being understood and agreed that Termination shall be effective on the date specified in such termination notice.

     (b) It is understood and agreed that during the period of time between the date hereof and the Effective Date, the Manager will take all the appropriate steps, including, without limitation, those measures necessary to effect the transition from the current manager to it, so that it will be able to begin its duties, as set forth herein, on the Effective Date.

                    Article V - Compensation of the Manager
                    ---------------------------------------

     5.01 Management Fees.  The Manager shall be paid, in accordance with
          ---------------
Section 5.02 below, (i) the Base Management Fee, which shall be retained by the Manager from the Gross Revenues; and (ii) the Incentive Management Fee, which shall be retained by the Manager from the Operating Profit in accordance with Sections 5.02 and 7.01 below; in each case, subject to the

Owner's audit and review and all other rights and remedies contained in this Agreement.

     5.02  Operating Profit and Payments to the Parties.  (a)  Prior to payment
           --------------------------------------------
of any Incentive Management Fee, the Owner's Priority shall be paid to the Owner in full. Thereafter, the Incentive Management Fee, if any, shall be paid to the Manager before the remaining portion of the Operating Profit is paid to the Owner.

     (b) To the extent Operating Profit is available for each Accounting Period and within the time period set forth in Section 7.01.A below, the Manager shall distribute a prorated portion of the Owner's Priority to the Owner for such Accounting Period, and shall be entitled to retain a prorated portion of the Incentive Management Fee for such Accounting Period based on its good faith estimate of the Incentive Management Fee for the full Fiscal Year. Such payments shall be made after consultation with the Owner, and subject to the prior approval of the Owner, which approval shall not be unreasonably withheld.

     (c) Notwithstanding any other provision of this Article V, no Incentive Management Fee shall be paid to the Manager in respect of any Fiscal Year or Accounting Period within any Fiscal Year to the extent that there is any unpaid Owner's Priority from any preceding Fiscal Year; it being understood and agreed that such Owner's Priority from such preceding Fiscal Year shall be paid in full prior to the payment of any Incentive Management Fees for any Fiscal Year.


                   Article VI -- Consideration of the Owner
                   ----------------------------------------

     6.01  Owner's Consideration.  In consideration for the Owner entering into
           ---------------------
this Agreement, the Manager shall issue to the Owner 1,000,000 shares of the Manager's common stock, par value $0.01 per share (the "Registrable Securities"), on the Effective Date, which shares, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, and will not be issued in violation of any preemptive or similar rights. It is understood and agreed that the consideration to be paid to the Owner pursuant to this Section 6.02 shall have no bearing or in any way limit any other benefits or compensation the Owner shall receive as a result of entering into this Agreement.

     6.02  Registration on Request. Following the first anniversary of the
           -----------------------
Effective Date, the Owner may require on no more than three occasions, upon written notice to the Manager, that the Manager effect the registration under the Securities Act of 1933, as amended (the "Securities Act"), of all or part of the Registrable Securities held by Owner. Upon such notice by the Owner of its desire to register the Registrable Securities pursuant to this Section 6.02, the Manager shall use its best efforts to effect, on the earliest possible date, the registration under the Securities Act for public sale (in accordance with the method of disposition specified in the notice from the requesting Holder) of the Registrable Securities that the Manager has been requested to register by the Owner.

          (a)  Limitations.  The Manager shall not be required to effect a
               -----------
registration pursuant to this Section 6.03:

               (i) within 90 days after the effective date of a registration statement (a "Registration Statement") filed by the Manager with the Securities and Exchange Commission (the "Commission") for a public offering and sale of equity securities of the Manager (other than a registration of securities pursuant to a Registration Statement on Form S-8 or Form S-4 or any similar form or any successor form to any thereof (a "Special Registration Statement")); provided, that the Manager shall use its best efforts to achieve effectiveness of a registration requested hereunder promptly following such 90-day period if such request is made during such 90-day period; provided, further, such 90-day period shall be increased to no more than 180 days if requested in writing by the managing underwriter of a firm commitment underwritten offering;

               (ii)   on more than three occasions;

               (iii) if the Manager shall furnish to the Owner a certificate signed by a senior executive officer of the Manager stating that, in the good faith judgment of the board of directors of the Manager, it would be seriously detrimental to the Manager or its stockholders for a Registration Statement to be filed in the near future, in which case the Manager's obligations to use best efforts to register Registrable Securities pursuant to this Section 6.02 shall be deferred for a period not to exceed 90 days from the receipt of the written notice to the Manager from the Owner;

               (iv)   covering any security other than Registrable Securities;
and

               (v)    registering a best efforts underwriting.

          (b)  Effective Registration Statement.  A registration requested
               --------------------------------
pursuant to this Section 6.02 shall not be deemed to have been effected if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Securities and Exchange Commission or other governmental agency or court for any reason not attributable to the Owner.

                           Article VII - Accounting
                           ------------------------

     7.01 Accounting, Distributions and Annual Reconciliation.
          ---------------------------------------------------

     A. Within 20 days after the close of each Accounting Period, the Manager shall deliver an interim accounting (the "Accounting Period Statement") to the Owner setting forth Gross Revenues, Operating Expenses, Operating Profit or Operating Loss, and applications and distributions thereof for the preceding Accounting Period. The Manager shall transfer to the Owner, with each Accounting Period Statement, any interim amounts due to the Owner, subject to Working Capital needs, and shall retain any interim amounts due to the Manager.

     B. Calculations and payments of the Incentive Management Fee, the Base Management Fee, and distributions of Operating Profit made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within 90 days after the end of each Fiscal Year, the Manager shall deliver to the Owner a statement in reasonable detail summarizing the operations of the Properties for the immediately preceding Fiscal Year and a certificate of the Manager's chief accounting officer certifying that such year-end statement is true and correct. The parties shall, within 10 business days after the Owner's receipt of such statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year that are needed because of the final figures set forth in such statement. Such final accounting shall be controlling over the Accounting Period Statements.

     C. To the extent there is an Operating Loss for any Accounting Period, additional funds in the amount of any such Operating Loss shall be provided by the Owner within 60 days after the Manager has delivered written notice thereof to the Owner. If the Owner does not so fund such Operating Loss within the 60-day time period, the Manager shall have the right (without affecting the Manager's other remedies under this Agreement) to withdraw an amount equal to such Operating Loss from future distributions of funds otherwise due to the Owner.

     7.02 Account Expenditures.
          --------------------

     A. All funds derived from the operation of the Properties shall be deposited by the Manager in bank accounts (the "Operating Accounts") in a bank or banks designated by the Manager, subject to the Owner's approval.
Withdrawals from such Operating Accounts shall be made solely by representatives of the Manager whose signatures have been authorized and approved by the Owner. Reasonable petty cash funds shall be maintained on the Properties.

     B. All payments made by the Manager hereunder shall be made from the Operating Accounts, petty cash funds, or from Working Capital. The Manager shall not be required to make any advance or payment with respect to the Properties, except out of such funds, and the Manager shall not be obligated to incur any liability or obligation with respect to the Properties.

     7.03 Annual Operating Projection.  The Manager shall deliver to the Owner
          ---------------------------
for its review, at least 60 days prior to the beginning of each Fiscal Year after the first Fiscal Year, an Annual Operating Projection (each, an "Annual Operating Projection"). Each Annual Operating Projection shall project the estimated Gross Revenues, departmental profits, Operating Expenses, and Operating Profit or Operating Loss for the succeeding Fiscal Year. The Manager shall diligently pursue feasible measures to operate the Properties in accordance with the Annual Operating Projection; provided, that the parties acknowledge that the Annual Operating Projection is an estimate and that unforeseen circumstances such as, but not limited to, the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions, may make adherence to the Annual Operating Projection impracticable, and the Manager shall be entitled to depart therefrom (with the approval of the Owner, such approval not to be unreasonably withheld or delayed) as a result of causes of the foregoing nature.

     7.04   Working Capital.  The Owner shall, from time to time during the
            ---------------
Term, promptly, but no later than 30 days after receipt of written request by the Manager, advance any additional funds, as mutually agreed upon by the Owner, necessary to maintain Working Capital at levels determined by the Manager to be reasonably necessary to satisfy the needs of the Properties as its operation may from time to time require. All funds so advanced for Working Capital shall be utilized by the Manager for the purposes of this Agreement. Upon Termination, the Manager shall, except as otherwise provided in this Agreement, return the outstanding balance of the Working Capital to the Owner.

     7.05   Fixed Asset Supplies.   The Owner shall, within 30 days after
            --------------------
request by the Manager, provide funds that are necessary to increase the level of Fixed Asset Supplies to levels determined by the Manager, in its good faith judgment and as mutually agreed upon by the Owner, to be necessary to satisfy the needs of the Properties as its operation may, from time to time, require. The cost of Fixed Asset Supplies consumed in the operation of the Conference Center shall constitute Operating Expenses. Fixed Asset Supplies shall remain the property of the Owner throughout the Term and upon Termination.


             Article VIII - Repairs, Maintenance and Replacements
             ----------------------------------------------------

     8.01   Routine Repairs and Maintenance.  The Manager shall maintain the
            -------------------------------
Properties in good repair and condition and in conformity with applicable laws and regulations, insurance requirements and, with respect to the Conference Center Facilities, in accordance with the standards for other first-class conference center facilities and shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP as it deems necessary or appropriate. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues and shall be treated as an Operating Expense. The cost of non-routine repairs and maintenance, either to the Properties buildings or their FF&E, shall be paid for in the manner described in Sections 8.02 and 8.03 below.

     8.02   Repairs and Equipment Budget.
            ----------------------------

     A.     The Manager shall prepare a budget of the expenditures necessary for
(1) replacements, repairs and renewals to the Properties' FF&E, and (2) repairs to the Properties during the ensuing Fiscal Year and shall submit such budget to the Owner for approval at the same time it submits the Annual Operating Projection in accordance with the provisions of Section 7.05 above.

     B. If the estimate of repairs and equipment prepared in good faith by the Manager exceeds 5% of the Gross Revenues, the Manager will seek the Owner's consent to increase the annual percentage set forth in this Section 8.02B to provide the additional funds required, which consent may be withheld in the exercise of the Owner's sole discretion.

     C. The Manager shall from time to time make such (1) replacements and renewals to the FF&E, and (2) repairs to the Properties' buildings, in each case, to the extent set forth in the budget prepared and agreed to pursuant to the provisions of Section 8.02.A to maintain the Properties in good operating repair and condition and, with respect to the Conference Center Facilities, in accordance with the standards for other first-class conference center facilities or as required pursuant to applicable laws, regulations or insurance requirements. No expenditures will be made in excess of said budgeted amount without the approval of the Owner. In the event the Manager fails within a reasonable time to undertake any replacements, renewal or repairs for which it is responsible pursuant to this Section 8.02.C, the Owner may, upon 10 days prior written notice to the Manager, undertake to complete the same. Any monies advanced by the Owner to perform such replacements, renewal or repairs shall be deducted from the funds available to the Manager pursuant to the budget prepared in accordance with Section 8.02A. At the end of each Fiscal Year, any amounts remaining in such budget shall be carried forward to the next fiscal year.

     8.03.  Building Alterations, Improvements, Renewals, and Replacements.  The
            --------------------------------------------------------------
Manager shall not make any expenditures for major repairs, alterations, improvements, renewals or replacements to the Properties without the prior written consent of the Owner. The cost of all such major repairs, alterations, improvements, renewals or replacements shall be included in Operating Expenses.

     8.04   Liens.  The Manager and the Owner shall use their respective best
            -----
efforts to prevent any liens, charges or encumbrances from being filed against the Properties which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Properties. The Manager and the Owner shall use their respective commercially reasonable efforts to obtain the release of any such liens, and the cost thereof. If the lien, charge or encumbrance was not occasioned by the fault of either party, it shall be treated the same as the cost of the matter to which to relates. If the lien, charge or encumbrances arise as a result of the fault of the Owner or the Manager, then the party at fault shall bear the cost of obtaining the lien release.

     8.05   Ownership of Replacements.  All repairs, alterations, improvements,
            -------------------------
renewals or replacements made pursuant to this Article VIII shall be the property of the Owner.


                   Article IX - Trademarks, Trade Names and Service Marks.
                   ------------------------------------------------------
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

     9.01  Trademarks, Trade Names and Service Marks.  During the Term, the
           -----------------------------------------
Manager shall have a limited license to use the Properties' name, trademarks, service marks, trade names, symbols, logos or designs solely in connection with the operation, including the marketing and promotion, of the Properties, and for no other purpose. The Properties' name, and all trademarks, service marks, trade names, symbols, logos and designs related to the operation, including the marketing and promotion of the Properties, shall at all times remain the sole and exclusive property of the Owner.

     9.02  Breach of Covenant.  The Owner shall be entitled, in case of any
           ------------------
breach of the covenants of this Article VIII by the Manager, to injunctive relief and to any other right or remedy available at law. This Article IX shall survive Termination.


                             Article X - Insurance
                             ---------------------

     10.01 The Manager's Insurance Responsibilities. The Manager shall, during
           ----------------------------------------
the term of the Agreement, procure and maintain for its own account as well as for the account of the Owner, a minimum of the following insurance, the cost of which should be provided out of the Operating Expenses:

     A. Workers' compensation and employer's liability insurance as may be required under applicable laws covering all of the Manager's employees at the Properties, such insurance to include an alternate employer endorsement naming the Owner as the alternate employer; and

     B. Fidelity bonds, with reasonable limits satisfactory to the Owner, covering its employees in job classifications normally bonded in other similar conference center facilities and properties or as otherwise required by law, and comprehensive crime insurance to the extent the Manager and the Owner mutually agree it is necessary for the Properties.

     10.02 The Owner's Insurance Responsibilities.  The Owner shall procure and
           --------------------------------------
maintain the following insurance: property insurance on the Properties' buildings and contents against loss or damage by fire, lightning and all other risks covered by the usual extended coverage endorsement; business interruption insurance covering loss of profits and necessary continuing expenses of interruptions caused by fire, explosion, storm, water, hurricane, and by any occurrence of a type; and general liability insurance against claims for bodily injury, death or property damage occurring on, in, or about the Properties, and automobile liability insurance on vehicles operated in conjunction with the Properties (owned, non-owned, and hired) and liquor liability.

     10.03 General Insurance Provisions.
           ----------------------------

     A. The forgoing insurance shall be in amounts and with coverage reasonably acceptable to the Owner and the Manager.

     B. The policies of insurance required under Section 10.02 shall include the Manager as a named insured or an additional insured, as its interest may appear.

     10.04  Waiver of Recovery.  Each party hereto waives its rights and the
            ------------------
rights of its insurers, subsidiaries and affiliates to recover from the other party hereto and its insurers, subsidiaries and Affiliates for loss or damage to such party's building, equipment, improvements and other property of every kind and description resulting from fire, explosion or other cause normally covered in standard broad form property insurance policies.



                              Article XI - Taxes
                              ------------------

     11.01  Real Estate and Personal Property Taxes.
            ---------------------------------------

     A. All real estate and personal property taxes, levies, assessments and similar charges on or relating to the Properties (collectively, "Impositions") during the Term shall be paid by the Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon the Properties or upon this Agreement. Any such payments shall be included as an Operating Expense. Either the Owner or the Manager acting at the direction of the Owner (in which case the Owner agrees to sign the required applications and otherwise cooperate with the Manager in expediting the matter) may initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be included as an Operating Expense. The Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on the Owner's behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities.


                    Article XII - The Properties' Employees
                    ---------------------------------------

     12.01  The Properties' Employees.
            -------------------------

     A. All personnel employed at the Properties shall at all times be the employees of the Manager. The Manager shall have discretion to hire, promote, supervise, direct and train all employees at the Properties, to fix their compensation and, generally, establish and maintain all policies relating to employment, in each case subject to the consent and approval of the Owner. Notwithstanding the foregoing , (i) the Manager shall use reasonable diligence and due care in the selection, hiring, training, supervision, and replacement of all such and employees; and (ii) the general hiring policies and the discharge of employees at the Properties shall in all respects comply with all "Equal Employment Opportunity" and other applicable laws and regulations. The employment policies applicable to the Properties shall be subject to the approval of the Owner, and the Manager shall not change such policies in any material respect without the consent of the Owner, which consent may be granted or withheld in the Owner's sole discretion.


                     Article XIII - Damage and Condemnation
                     --------------------------------------

     13.01  Damage and Repair.
            -----------------

     A. If, during the Term, any portion of the Properties is damaged or destroyed by fire, casualty or other cause, the Owner shall, at its cost and expense and with all reasonable diligence, repair or replace the damaged or destroyed portion of the Properties to the same condition as existed previously. To the extent available, proceeds from the insurance described in Section 10.02 above shall be applied to such repairs or replacements.

     B.     Notwithstanding the forgoing, if, in connection with any casualty,
(i) the costs and expenses of restoring the Properties shall equal or exceed 25% of the replacement cost of the Properties immediately prior to such casualty or
(ii) either the Properties are substantially or entirely damaged or destroyed, then the Owner may elect not to restore the Properties, as applicable, and to terminate this Agreement. The Owner shall exercise its election by written notice to the Manager prior to a date which is 180 days after the occurrence of any such casualty or 90 days after the Owner has been apprised of the amount of insurance proceeds that will be available for restoration, whichever date is later.

     13.02  Condemnation.
            ------------

     B. In the event all or substantially all of the Properties shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Properties shall be so taken, but the result is that it is unreasonable in the sole discretion of the Owner to continue to operate the Properties, this Agreement shall Terminate. The Manager shall have no right to participate in any proceeding initiated by the Owner to recover any damages or compensation in respect of such taking.

                             Article XIV - Defaults
                             ----------------------

     14.01  Defaults.
            --------

     A.     The following shall constitute "Events of Default":

          1. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due;

          2. The consent to an involuntary petition in bankruptcy or the failure to vacate, within 90 days from the date of entry thereof, any order approving an involuntary petition by either party;

          3. The entering of an order, judgement or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party's assets, and such order, judgement or decree's continuing unstayed and in effect for any period of 90 days;


          4. The failure of either party to make any payment required to be made in accordance with the terms hereof within 10 days after receipt of written notice from the other party that such payment has not been made; or

          5. The failure of either party to perform, keep or fulfill any of the covenants, undertakings, obligations or conditions set forth in the Agreement, and the continuance of such default for a period of 30 days after receipt of notice from the other party of such failure.

     B. Notwithstanding any other provisions herein, in the event of any Event of Default by the Owner pursuant to the terms of this Agreement, the Manager shall look only to the Owner's estate and interest in the Properties for the satisfaction of a money judgment against the Owner resulting from such Event of Default, and no other properties or assets of the Owner or of its Affiliates, or of the Owner's partners, officers, directors shareholders or principals, shall be subject to levy, execution or other enforcement procedure for the satisfaction of such judgment.

     Upon the occurrence of any Event of Default, the non-defaulting party may give the defaulting party notice of its intention to Terminate the Agreement, and if the default has not been cured prior to such notice, this Agreement shall terminate. If, however, upon receipt of such notice, the defaulting party shall promptly (if such default is susceptible of being cured within an additional 10 days) commence to cure the default, and shall thereafter diligently pursue such efforts to completion, then such notice shall be of no force or effect; provided, that such default is actually cured within such 10-day period.

     Upon the occurrence of an Event of Default, the non-defaulting party shall have, in addition to the right to Terminate, as set forth above, all applicable rights and remedies hereunder and under applicable law or at equity, including without limitation, the right to seek damages resulting from such Event of Default.

     C. The withdrawal of any license or permit that is material to the operation of the Properties in accordance with standards applicable to first-class conference facilities, where such revocation (i) is not due to the fault of either the Manager or the Owner and (ii) is not otherwise within the reasonable control of either the Manager or the Owner, shall not be an Event of Default under this Article XIV. The Manager and the Owner shall each, in good faith, use all commercially reasonable efforts (including the diligent pursuit of all available appeals), during the 120-day period following such withdrawal or revocation, to have such license or permit reinstated. If, notwithstanding such efforts, such license or permit is not reinstated prior to the expiration of the aforesaid period of 120 days, either the Owner or the Manager shall have the right, at its option, to terminate this Agreement, upon not less than 60 days' notice to the other party; provided, that the terminating party shall deliver such notice of termination to the other party by no later than 90 days after the expiration of such 120-day period; and provided further, that no such termination shall be effective if, prior to the effective date of such termination, such license or permit is reinstated or such withdrawal or revocation of such license or permit is stayed.


                   Article XV - Waiver and Partial Invalidity
                   ------------------------------------------

     15.01  Waiver.  The failure of either party to insist upon a strict
            ------
performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

     15.02  Partial Invalidity.  If any portion of this Agreement shall be
            ------------------
declared invalid by order, decree or judgement of a court of competent jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship on the Manager or the Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected herein.


                            Article XVI - Assignment
                            ------------------------

     16.01  Assignment.
            ----------

     A. Neither party shall assign or transfer or permit the assignment or transfer of this Agreement or any interest herein, without the prior written consent of the other, except that the Owner at any time may assign its interest in this Agreement without requiring the consent of the

Manager; provided, that such assignee has agreed to assume all of the Owner's obligations with respect to the Agreement. The Owner shall be relieved of any and all obligations or liability under or with regard to this Agreement, relating to the period after the effective date of such assignment.

     Nothing contained herein shall prevent the transfer of this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of either party or their respective Affiliates.

     B. In the event either party consents to an assignment of the Agreement by the other, no further assignment shall be made without the express written consent of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of the Agreement, subject to the provisions of
Section 16.01.A above. Except as otherwise set forth herein, an assignment by either the Owner or the Manager of its interest in the Agreement shall not relieve the Owner or the Manager, as the case may be, from their respective obligations under the Agreement, and shall inure to the benefit of, and be binding upon, their respective successors, heirs, legal representatives, or assigns.

     3.2  Transfer of the Properties.  (a) If the Owner determines directly or
     ---  --------------------------
indirectly to transfer all or a material portion of the Properties to an unaffiliated Person, the Owner shall provide written notice thereof to the Manager at least 10 days before the date on which such transfer is proposed to be effected. Such notice shall set forth (i) the name, address, and business of the proposed transferee and (ii) whether or not it is proposed by the Owner that this Agreement remain in effect.

     (b) In the event that the Owner desires to terminate this Agreement on the sale of all or a material portion of the Properties and so notifies the Manager, this Agreement will terminate upon the consummation of such transaction.

     (c) In the event that the Owner desires the Manager to continue managing the Properties following the sale of all or a material portion of the Properties, the Owner and the Manager shall use reasonable efforts to cause the transferee to enter into a management agreement with the Manager on terms and conditions that the Manager and such transferee may agree.


                           Article XVII - Termination
                           --------------------------

     17.01  Payment Upon Termination.  (a)  Upon Termination (provided, that
            ------------------------
there shall not be any Event of Default by the Manager at such time), the Owner shall immediately pay to the Manager all sums and amounts due and owing to the Manager pursuant to the terms of this Agreement as of the date of the Termination.

     (b) Upon Termination, the Manager shall, within 90 days after Termination, prepare and deliver to the Owner a final accounting statement with respect to the Properties, along with a statement of any sums due from the Owner or the Manager pursuant hereof, dated as of the date of Termination. Within 30 days of receipt by the Owner of such final accounting statement, the parties will make any cash adjustments that are necessary pursuant to such final statement. The cost of preparing such final statement shall be paid as an Operating Expense, unless Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. The Manager and the Owner acknowledge that there may be certain adjustments for which information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final as of the 12-month anniversary of the effective date of Termination.

     (c) Upon Termination pursuant to Section 16.02 (b) above or an Event of Default by the Owner (provided, that there shall not be any Event of Default by the Manager at such time) and within 60 days thereof, the Owner shall provide the Manager written notice as to whether it shall, in its discretion, either (i) pay immediately the balance of the as-adjusted projected Base Management Fee and the as-adjusted Incentive Management Fee, which are set forth on Schedule A
                                                                     ----------
hereto, as of the date of Termination, in accordance with the following formula:


        [ 365 - A    x     B]      +      [365 - A        x     C] +   D
         -------                           -------
        [  365              ]             [  365                 ]

             where

                    A     =      That number of days remaining in the Term
                                 Year during which this Agreement is
                                 Terminated
                    B     =      The dollar amount of the as-adjusted
                                 projected Base Management Fee that
                                 corresponds to the Term Year during which this Agreement is Terminated

                    C     =      The dollar amount of the as-adjusted
                                 projected Incentive Management Fee that
                                 corresponds the Term Year during which this
                                 Agreement is Terminated
20

                         D  =  the sum of the as-adjusted projected Base
                               Management Fee and the as-adjusted projected
                               Incentive Management Fee for each whole Term Year remaining in the Term without aggregating the respective amounts corresponding to the Term Year during which the Agreement is Terminated and each preceding year thereof

; or pay, as of the date of Termination, on a quarterly basis for the duration of the Term, any amounts due pursuant to the formula contained in this Section 17.01(c)(i) as calculated with the actual (rather than the as-adjusted) projected Base Management Fee and the actual (rather than the as-adjusted) projected Base Incentive Fee figures set forth on Schedule A hereto; provided, that such quarterly payments shall not exceed one-fourth of the aggregate amount due for each Term Year;

or, (ii) surrender to the Manager that number of shares of the Manager's common stock, which shares were issued pursuant to Section 6.01 hereof, as determined in accordance with the following formula:


                            [

                               1825 - E  x  1,000,000
                             ------------
                                 1825

                                                       ]

          where
                         E  =  the aggregate number of days remaining of the
                               Term as of the date of Termination


; provided that the aggregate number of shares to be surrendered pursuant to this Section 17.01(c)(ii) shall not exceed a maximum of 1,000,000 shares of common stock.

     (d) Upon Termination pursuant to Section 13.01B or Section 13.02A above, and within 60 days thereof, the Owner shall provide the Manager written notice as to whether it shall, in its discretion, either (i) pay an amount in cash equal to the product of $2,000,000 and a fraction, the numerator of which shall be equal to the difference between 1825 and the number of days then remaining in the Term and the denominator of which shall be 1825, which cash amount shall not exceed $2,000,000; or (ii) surrender that number of shares of common stock issued pursuant to Section 6.01 hereof in accordance with the formula set forth in Section 17.01(c)(ii) hereof.

     17.02  Procedures Upon Termination.  Upon Termination for any reason:
            ---------------------------

     A. The Manager shall have 30 days after Termination to remove its own property from the Properties;

     B. The Manager shall leave the Properties in a clean and orderly condition;

     C. The Manager shall, in connection with Termination, surrender (and assign, if permitted) to the Owner, and shall reasonably cooperate with the Owner in the surrendering (and assignment, if permitted) and/or procuring of, any and all licenses, permits and/or other authorizations on property required for the operation of the Properties in accordance with the directions of the Owner and with applicable governmental laws, regulations, orders, or other provisions;

     D. The Manager shall deliver to the Owner any and all materials, supplies or equipment required for the operation of the Properties and/or required to be developed, maintained, or kept by the Manager pursuant to the terms and conditions of this Agreement. Without limiting the foregoing, the Manager shall assign and deliver to the Owner all utility contracts, service contracts, leases, licenses (including liquor and restaurant licenses, if any) and other contracts entered into in connection with the operation of the Properties and all warranty contracts, warranty cards, operating instructions, and other information and guarantees concerning all equipment installed in or used in connection with the operation of the Properties. Any and all contracts, leases, licenses, warranties, guarantees, bank accounts, and other Properties assets which are held in the Manager's name shall be assigned by the Manager to the Owner and the Manager agrees to execute and deliver such instruments of assignment in connection therewith in such form and in such descriptions as may be from time to time reasonably requested by the Owner after Termination; and

     E. The Manager shall deliver to the Owner all cash on hand at the Properties and shall at the option of the Owner either deliver to the Owner checks for the balances in the Operating Accounts or join in the execution of appropriate instruments which eliminate all the Manager personnel as signatories on such account.

                Article XVIII - Responsibility for Claims, Etc.
                -----------------------------------------------

     A. All debts and liabilities arising in connection with the use, occupancy or operation of the Properties (including, without limitation, all such liabilities under or with respect to environmental laws hazards or claims) during the Term are and shall be the obligation of the Owner, and Manager shall not be liable or otherwise responsible for any such debts or liabilities by reason of its management, supervision and operation of the Properties during said Term, except that Manager shall be responsible for any such debt or liability that arises because of

Manager's fraud, gross negligence or willful misconduct in failing to comply with the terms of this Agreement and/or in performing its duties hereunder. Manager shall defend, indemnify and hold harmless Owner and its Affiliates, and their respective agents, officers, employees, directors and shareholders from and against any and all losses, costs, liabilities, expenses and claims (whether administrative or judicial), including, without limitation, reasonable attorneys' fees and expenses (all foregoing being referred to as "Losses"), arising from any matter for which Manager is responsible under this Article 18. The act or omission of an employee of the Manager who is not an executive employee, which act or omission is willful or constitutes fraud or gross negligence on the part of such employee, shall not constitute fraud, gross negligence or willful misconduct on the part of Manager unless Manager's home office or regional staff, or an executive employee of the Manager, acted with gross negligence in employing, training, supervising or continuing the employment of such employee.

     B. Except as to specific acts or omissions for which Manager has agreed to indemnify Owner in Article 18 (a) above, Owner hereby agrees to defend, indemnify and hold Manager and its Affiliates, and their respective agents, officers, employees, directors and shareholders, harmless from and against Losses occurring out of or by reason of this Agreement and or otherwise arising in connection with the ownership, use, occupancy or operation of the Properties. Manager shall, at Owner's cost, provide reasonable assistance to Owner in defending or otherwise resolving any claims related to the operation of the Properties.

     C. No person or entity shall be deemed to be a third party beneficiary of any term or provision of this Agreement, including, without limitation, the terms and provisions of this Article 18, and no person or entity shall have any rights of subrogation or similar rights under this Article 18, other than Affiliates of Owner and Manager, respectively, entitled to indemnification pursuant to the provisions of this Article 18. All indemnification obligations under this Agreement and the provisions of this Article 18 shall survive the expiration and any termination of this Agreement.

                          Article XIX - Miscellaneous
                          ---------------------------

     19.01  Right to Make Agreement.  Each party warrants, with respect to
            -----------------------
itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions hereof, the full right to enter into this Agreement and perform its obligations hereunder.

     19.02  Consents and Cooperation.  Wherever in this Agreement the consent
            ------------------------
or approval of the Owner or the Manager is required, such consent or approval at the request of either party shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval.

     19.03  Manager Status.  In the performance of its duties in the
            --------------
administration, management and operation of the Properties, the Manager shall act solely as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between the Owner and the Manager, or be construed to appoint or constitute the Manager as an agent of the Owner for any purpose, or construed to create a lease by the Manager of the Properties. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by the Manager in the operation and management of the Properties. The covenants benefiting the Manager are not covenants running with the land, and are personal to the parties hereto and their respective successors.

     19.04  Confidentiality.  The parties hereto agree that the matters set
            ---------------
forth in this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside Person (including the press or other media) without the prior written consent of the other party, except as may be required by applicable law or judicial or administrative process and as may be reasonably necessary to obtain licenses, permits and other public approvals necessary for the refurbishment or operation of the Properties, or in connection with the Owner's financing of the Properties or the Owner's business relations.

     19.05  Applicable Law; Etc.  This Agreement shall be construed under and
            -------------------
shall be governed by the substantive laws of the State of Georgia without regard to conflicts of laws principles. Except to the extent otherwise provided herein relating to arbitration, any and all disputes hereunder shall be adjudicated in any federal or state court sitting in Atlanta, Georgia, to whose jurisdiction the parties consent on an exclusive basis. The Manager consents to the entry of injunctive and other equitable relief in respect of any breach or threatened breach of the provisions hereof, without the requirement of posting a bond or other collateral or security.

     19.06  Headings.  Headings of Articles and Sections are inserted only for
            --------
convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

     19.07  Notices.  Notices, statements and other communications to be given
            -------
under the terms of this Agreement shall be in writing and delivered by telecopier or hand against receipt or by nationally recognized overnight courier (such as Federal Express) or sent by certified or registered mail, postage prepaid, return receipt requested:

     To Owner:           Fountainhead Development Corp., Inc.
                         Attention: Donald E. Panoz

                         6060 Golf Club Drive
                         Braselton, Georgia 30517
                         Fax: (770) 867-0902

     With a copy to:     Brock Silverstein LLC
                         800 Third Avenue, 21st Floor
                         New York, New York 10022
                         Attention: David Robbins, Esq.
                         Fax: (212) 371-5500


     To The Manager:     Ridgewood Hotels, Inc.
                         2859 Paces Ferry Road
                         Suite 700
                         Atlanta, Georgia 30339
                         Attention: President

     With a copy to:     Rogers and Hardin LLP
                         2700 International Tower, Peachtree Center
                         229 Peachtree Street, N.E.
                         Atlanta, Georgia 30303
                         Attention: Michael Rosenzweig, Esq.
                         Fax: (404) 525-2224

or at such other address as is from time to time designated by the party receiving the notice. All notices shall be deemed to have been delivered and received (i) in the case of mailing, on the fifth business day after the posting thereof, (ii) in the case of personal delivery or delivery by telecopier, on the date of such delivery and (iii) in the case of dispatch by nationally recognized overnight courier, on the second business day following such dispatch.

     19.08  Security.  The Manager shall provide limited, passive security at
            --------
the Properties in accordance with policies and procedures established by the Owner and shall coordinate with a representative designated by the parties. The Manager shall notify the Owner of any disturbance or other security matter that comes to the Manager's attention. The Owner shall indemnify and hold the Manager, its subsidiaries and affiliates harmless from and against all claims, damages, liabilities and expenses, including attorneys' and court costs, arising out of or in connection with the provision of security.

     19.09  Competitive Market Area.  The Manager covenants and agrees that
            -----------------------
during the Term the Manager shall not own in whole or in part, lease, operate or manage any hotel, motel, conference center, resort, or similar lodging facility located within a 50-mile radius of the Properties. The parties agree that this restriction shall not apply to (i) any operations currently conducted by the Manager within the restricted area, (ii) any operations within the restricted area obtained by the Manager as part of the acquisition of all or substantially all of the assets or stock of a separate entity, (iii) any operations where the Manager's interest in such business is conducting food and beverage services; it being understood and agreed that any of the restrictions contained in this Section 19.09 may be waived by the Owner.

     19.10  Estoppel Certificates.  Each party to this Agreement shall at any
            ---------------------
time and from time to time, upon not less than 10 days' prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party (i) there is a continuing Event of Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become an Event of Default, and, if so, specifying each such Event of Default or occurrence of which the certifying party may have knowledge; and (c) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. The obligations set forth in this Section
19.10 shall survive Termination (e.g., each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated).

     19.11  Entire Agreement.  This Agreement, together with other writings
            ----------------
signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersede all prior understandings and writings between the parties relating to the subject matter hereof, and may be changed only by a writing signed by the parties hereto.


     19.12. Counterparts and Facsimile.  This Agreement may be executed in any
            --------------------------
number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. In addition, this agreement may be signed and delivered to the other party by facsimile transmission; such transmission shall be deemed a valid signature.

          In witness whereof, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                              Fountainhead Development Corp., Inc.



                              By: /s/ Donald E. Panoz
                                 --------------------------------------
                                 Name:  Donald E. Panoz
                                 Title: Chairman


                              Ridgewood Hotels, Inc.



                              By: /s/ N. Russell Walden
                                 --------------------------------------
                                 Name:  N.Russell Walden
                                 Title: President

                                  Schedule A
                                  ----------

-----------------------------------------------------------------------------------------------------------------------------------

                                           Projected Base                            Projected Incentive
                                           --------------                            -------------------
   Term Year                               Management Fee                               Management Fee
   ---------                               --------------                               --------------

-----------------------------------------------------------------------------------------------------------------------------------

                                         As Adjusted (giving effect                               As Adjusted (giving effect to
                               Actual         to a 8% discount                Actual                     an 18% discount)
                               ------         ----------------                ------                     ----------------

       1                     $750,000                    $690,000           $335,000                           $274,700
       2                      772,000                     710,240            384,000                            314,880
       3                      796,000                     732,320            435,000                            356,700
       4                      820,000                     754,400            487,000                            399,340
       5                      844,000                     776,480            540,000                            442,800
-----------------------------------------------------------------------------------------------------------------------------------